Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No.  333-162143
March 17, 2011

March 17, 2011

Dear Prospective Investor:

Sun Bancorp, Inc. (“Sun”) is currently conducting a public offering of its common stock.  A fund managed by Anchorage Capital Group LLC ("Anchorage") has expressed to us an interest in purchasing approximately 7.5 million shares of our common stock, or approximately 9.9% of our to be issued and outstanding shares of common stock after completion of our public offering. In connection with such purchase, we have agreed to grant to Anchorage certain “gross-up” rights with respect to certain securities offerings that we may conduct in the future.  These gross-up rights will permit Anchorage to purchase securities at the same price (net of underwriting discounts or sales commissions) and on the same terms as those proposed in any such future offering in an aggregate amount sufficient to enable Anchorage to maintain its ownership interest in us. To the extent the over-allotment option is exercised in our current public offering, the gross-up rights will apply to the issuance of such shares. The gross-up rights to be granted to Anchorage are substantially identical to the gross-up rights we previously granted to WL Ross, Siguler Guff and the Brown family.

Sun Bancorp, Inc has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents Sun Bancorp, Inc. has filed  with the SEC for more complete information about Sun Bancorp, Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, Fourth Floor, New York, NY 10019, (800) 966-1559.